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                                                                    EXHIBIT 10.7

               TERMS OF EMPLOYMENT AGREEMENT WITH ARTHUR BEDROSIAN
                           EFFECTIVE JANUARY 25, 2002

         Your salary for this position (Vice President of Business Development) will be paid at the rate of $2,980.77 per pay period (which is equivalent to an annual base salary of $155,000 per year), in accordance with the weekly payment schedule now being used by the Company. At the end of each calendar year, the Board of Directors, or its designee, may, in their sole discretion, award you a bonus based upon your individual performance and the Company's performance during the immediately preceding calendar year.

         You will be eligible upon the inception of your employment to participate in the employee benefit plans that the Company offers to other full-time employees, including its health and dental insurance plans, subject to the same cost-sharing and co-payment provisions, where applicable. Descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice. Lannett also will provide you during your employment with a $600 net monthly allowance for a car.

         Should Lannett terminate your employment other than "for cause" (as defined below) within the first year of your employment, you will be eligible for severance compensation in an amount to be determined by Lannett, but not less than the amount that when added to your compensation paid to date would be equal to one year of compensation, or $155,000. You will also be eligible to continue your participation in the Company's medical benefit plans for six (6) months, at no cost to you. For purposes hereof, "for cause" is defined to include engaging in unethical business practices or conduct which creates a conflict of interest, fraud, malfeasance, criminal behavior, and willful conduct in violation of Lannett's Non-Harassment Policy or Corporate Handbook. If the Company is sold or a majority of the Company's ANDAs (Abbreviated New Drug Applications) are sold during your employment, and the Company or new organization terminates your employment, you will be eligible for severance compensation in an amount equal to one year of your current base salary at the time of termination, which will be no less than your original base salary of $155,000. In this scenario, you will also be eligible to continue your participation in the Company's medical benefit plans, at no cost to you, for up to one year. Additionally, all option grants issued to you, whether they are vested or unvested, will become immediately vested for your benefit. If the Company is sold during your employment, and the organization that takes control of the Board of Directors desires to continue your employment with the same assignment and place of business, regardless of whether you remain with the buying organization or not, you will be paid an amount equal to six months of your current base salary at the time of the sale transaction for the Company, which will be no less than six (6) months of your original base salary of $155,000.

It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. Nothing in the Company's offer to you of compensation (including salary and bonus), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. In addition, the Company reserves the right to periodically review



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the salary, bonus and benefits it offers to you and to adjust them from time to time in its sole discretion but in no case will the salary be adjusted below your original base salary.